EASTERN ENVIRONMENT SOLUTIONS, CORP.
INDEPENDENT DIRECTOR’S CONTRACT

THIS AGREEMENT (this “Agreement”) is made as of the 6th day of June, 2010 and is by and between Eastern Environment Solutions, Corp., a Nevada corporation (hereinafter referred to as the “Company”) and Gene Hsiao (hereinafter referred to as the “Director”).

Preliminary Statement

The Board of Directors of the Company desires to appoint the Director to fill an existing vacancy and to have the Director perform the duties of an independent director and the Director desires to be so appointed for such position and to perform the duties required of such position in accordance with the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the Company and the Director hereby agree as follows:

1.  Appointment .  The Board of Directors of the Company has appointed the Director, and the Director has agreed to accept his appointment, to serve as a member of the Board of Directors of the Company, effective as of the date of this agreement.   The Company requires that the Director be available to perform the duties of an independent director customarily related to this function as may be determined and assigned by the Board of Directors of the Company and as may be required by the Company’s constituent instruments, including its articles of incorporation, bylaws and its corporate governance and board committee charters, each as amended or modified from time to time, and by applicable law, including the Nevada General Corporation Law.  The Director agrees to devote as much time as is necessary to perform the duties of a director of the Company, including duties as a member of such committees as the Director may be appointed to.

2. Compensation . For the duties and services to be performed by him under this agreement, the Company will pay to the Director, and the Director agrees to accept, the compensation described below in this Section 2.

a. Directors’ Fees.  The Company will pay the Director a director's fee of $24,000 per annum, payable in equal quarterly installments. This fee represents a retainer for services rendered as a member of its Board of Directors, and is in addition to any fees to which the Director may be entitled under guidelines and rules established by the Company from time to time for compensating non-employee directors for serving on, and attending meetings of, committees of its Board of Directors and the board of directors of its subsidiaries.

b. Equity Component. In addition to the cash fee described in subsection (a), on the anniversary of the date of this agreement, if the Director remains a member of the Board of Directors on that date, the Company will grant the Director a total of ⅹ shares of the Company’s common stock (hereinafter referred to as the “Shares”), as the amount of  $30,000. The Shares will vest immediately on the date of grant.

3. Expenses . The Company will reimburse the Director for reasonable expenses incurred by him in furtherance of his performance of duties hereunder, provided that such expenses are substantiated in accordance with the Company’s policies applicable to members of its Board of Directors.

4. Fringe and Medical Benefits . The Director may participate in any of the Company's medical, dental and other benefit programs as are available to non-employee members of its Board.

5. Term and Termination .

a. General. The term of this Agreement will commence as of the date the Board of Directors appoints the Director a director of the Company and shall continue until the Director’s removal or resignation.  The Company has no obligation to cause the nomination or recommend the election of the Director to the Board for any period of time in the future. Upon the termination of the Director's tenure as a member of the Board, the Company will promptly pay to the Director, or to his estate if his service is terminated upon his death, all fees accrued for services rendered as a member of the Board and committees thereof and expense reimbursements due as of the date of termination.

b. Termination .  With or without cause, the Company and the Director may each terminate this Agreement at any time upon ten (10) days written notice, and the Company shall be obligated to pay to the Director the compensation and expenses due up to the date of the termination. Nothing contained herein or omitted herefrom shall prevent the shareholders of the Company from removing the Director with immediate effect at any time for any reason.

6. Indemnification . The Company shall indemnify, defend and hold harmless the Director, to the full extent allowed by the law of the State of Nevada, and as provided by, or granted pursuant to, any charter provision, bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the Director’s official capacity and as to action in another capacity while holding such office.

7. Non-Exclusive . Nothing in this agreement will prevent the Director (1) from serving as an employee, officer or director of any other company, provided that such performance is consistent with the Director's duty of loyalty to the Company, (2) from serving on voluntary, community service committees and boards, and (3) from owning shares representing less than 1% of the outstanding equity securities of a company that is a competitor of the Company.  The Director will comply with and be bound by the Company's policies, procedures and practices applicable to members of its Board of Directors from time to time in effect during the term of this agreement.

8. Confidentiality .  The Company and the Director each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, the Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”).  The Director covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.

9. Governing Law; Mediation & Arbitration . This agreement will be governed by, and construed in accordance with the laws of the State of New York, without regard to choice-of-law principles, as if made and to be performed solely in New York.

The parties, by signing below, agree to the terms and conditions set forth in this agreement.

COMPANY: EASTERN ENVIRONMENT SOLUTIONS, CORP. By: Feng Yan Name: Feng Yan Title: Chief Executive Officer	DIRECTOR: /s/ Gene Hsiao